Exhibit 5.1

[On the letterhead of Allen & Gledhill LLP]

29 April 2010

Verigy Ltd.

1 Yishun Avenue 7

Singapore 768923

Dear Sirs

Registration Statement on Form S-8 of Verigy Ltd. (the “Company”)

1.	At your request, we have examined the Registration Statement on Form S-8 (excluding all Exhibits thereto) (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about 30 April 2010 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,500,000 ordinary shares in the capital of the Company (“Ordinary Shares”) comprising an aggregate of:

(a)	up to an additional 1,500,000 Ordinary Shares (the “ESPP Shares”) subject to issuance by the Company pursuant to purchase rights granted under the Company’s 2006 Employee Shares Purchase Plan (the “2006 ESPP”); and

(b)	up to an additional 3,000,000 Ordinary Shares (the “Equity Shares”) subject to issuance by the Company pursuant to shares underlying outstanding options and/or equity awards granted under the Company’s 2006 Equity Incentive Plan (the “2006 EIP”),

(the ESPP Shares and Equity Shares to be collectively defined as the “Registration Shares”).

2.	As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:

(a)	the adoption of each of the 2006 ESPP and 2006 EIP, as approved by the Minutes of Directors’ Meeting and the Minutes of Shareholders’ Meeting, both held on 7 June 2006 (collectively, the “Equity Plans Adoption Resolutions”); and

(b)	the increase in the maximum number of Ordinary Shares authorised for issuance under each of the 2006 ESPP and 2006 EIP, as approved by the Minutes of Directors’ Meeting held on 2 December 2009 and the Minutes of Annual General Meeting held on 6 April 2010 (collectively, the “Share Reserve Resolutions”).

3.	We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

4.	We have assumed that:

(a)	there shall be subsisting a valid authority given by the shareholders of the Company to the Board of Directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Registration Shares at the time of the issue of the Registration Shares, referred to as a Share Purchase Mandate;

(b)	the Board of Directors of the Company shall:-

(i)	before the issue of the ESPP Shares resolve to approve the allotment and issue by the Company of the ESPP Shares in accordance with the terms of the 2006 ESPP; and

(ii)	before the issue of the Equity Shares, resolve to approve the allotment and issue by the Company of the Equity Shares in accordance with the terms of the 2006 EIP,

(the “Company’s Allotment Procedures”);

(c)	where Equity Awards are granted to persons other than employees of the Company and its related corporations (as defined under Section 6 of the Companies Act, Chapter 50), such Equity Awards shall not bear an exercise period which exceeds five (5) years from its date of grant; and

(d)	each of the Equity Plans Adoption Resolutions and Share Reserve Resolutions are true, complete and up-to-date copies and the aforesaid resolutions have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which could affect the validity of the Equity Plans Adoption Resolutions and Share Reserve Resolutions.

5.	Based upon and subject to the foregoing and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the ESPP Shares allotted and issued by the Company (i) upon the exercise of purchase rights in accordance with its terms against satisfaction of the payments required under the 2006 ESPP and (ii) pursuant to the Company’s Allotment Procedures; and (iii) upon the grantee of purchase rights under the 2006 ESPP being duly registered in the register of members of the Company, will be legally issued, fully-paid and non-assessable; and

(b)	the Equity Shares allotted and issued by the Company (i) pursuant to the equity awards, or as the case may be, upon the exercise of options, in accordance with its terms against satisfaction of the payments required under the 2006 EIP; (ii) pursuant to the Company’s Allotment Procedures; and (iii) upon the grantee of options or equity awards under the 2006 EIP being duly registered in the register of members of the Company, will be legally issued, fully-paid and non-assessable.

6.	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Registration Shares to be issued means under Singapore law that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares.

7.	We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Allen & Gledhill LLP

Allen & Gledhill LLP

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